150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20170355669-54
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 08/21/2017 11:42 AM
	Entity Number C71-1982

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Victory Energy Corporation

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A series of Twenty Thousand (20,000) shares of Preferred Stock, $0.001 par value per share, designated as Series D Preferred Stock. The relative preferences, rights and limitations of shares of Series D Preferred Stock are set forth on Exhibit A to this Certificate of Designation.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X Kenneth Hill

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

EXHIBIT A

VICTORY ENERGY CORPORATION

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES D PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE NEVADA REVISED STATUTES

Victory Energy Corporation, a Nevada corporation (the "Corporation"), does hereby certify that, pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the board of directors of the Corporation (the "Board of Directors") has adopted the following resolution creating the following series of the Corporation's Series D Preferred Stock and determined the voting powers, designations, powers, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof, of such series:

RESOLVED, that the Board of Directors does hereby provide for the issuance of the following series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

Section 1.     Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Alternate Consideration" shall have the meaning set forth in Section 8(b).

"Business Day" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Common Stock" means the Corporation's common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Common .Stock Equivalents" means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

"Conversion Date" shall have the meaning set forth in Section 7(b). "Conversion Price" shall have the meaning set forth in Section 7(a).

"Conversion Shares" means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.
"Fundamental Transaction" shall have the meaning set forth in Section 8(b). "Holder" shall have the meaning set forth in Section 2.
"Liquidation" shall have the meaning set forth in Section 5.
"Notice of Conversion" shall have the meaning set forth in Section 7(b).

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
"Preferred Stock" shall have the meaning set forth in Section 2. "Redemption" shall have the meaning set forth in Section 6. "Redemption Date" shall have the meaning set forth in Section 6. "Redemption Price" shall have the meaning set forth in Section 6.

"Senior Preferred Stock" means the Preferred Stock and the Corporation's Series C Preferred Stock.

"Settlement Agreement" means the Settlement Agreement and Mutual Release, dated on or about the date hereof, between the Corporation and the McCall Firm, as amended, modified or supplemented from time to time in accordance with its terms.

"Stated Value" shall have the meaning set forth in Section 2.

"Transaction Agreement" means the Transaction Agreement, dated on or about the date hereof, between the Corporation and Armacor Victory Ventures, LLC, as amended, modified or supplemented from time to time in accordance with its terms.

"Transfer Agent" means Transfer Online, Inc., the current transfer agent of the Corporation with a mailing address of 512 SE Salmon Street, Portland, Oregon 97214, and any successor transfer agent of the Corporation.

Section 2.     Designation. Amount and Par Value. The series of preferred stock shall be designated as Series D Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 20,000, which shall not be subject to increase without the written consent of the holders of the Preferred Stock (each, a "Holder" and collectively, the "Holders") in accordance with Section 4 below. Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value of $19.01615 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock (the "Stated Value").

Section 3.     Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 8, no dividends shall be paid on shares of Preferred Stock.

Section 4.     Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Holder shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such Holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate of Designation, the Holders shall vote together with the holders of shares of Common Stock as a single class. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to the Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Section 5.     Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of shares of Common Stock by reason of their ownership thereof, an amount equal the Stated Value per share, plus any dividends declared but unpaid thereon, which amount shall be paid pari passu with all holders of the Corporation's Senior Preferred Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6.     Redemption. To the extent of funds legally available for the payment therefor, the Corporation shall redeem the outstanding shares of Preferred Stock, at a redemption price equal to the Stated Value per share (subject to adjustment herein) (the "Redemption Price"), payable in cash in equal monthly installments commencing on the fifteenth (15th) calendar day following the date that the Corporation obtains the Shareholder Approval (as defined in the Transaction Agreement) (each such date, a "Redemption Date" and each such redemption, a "Redemption"). Shares of Preferred Stock redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Preferred Stock (except the right to receive the Redemption Price) who have elected to redeem shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Preferred Stock on the Redemption Date are insufficient to redeem the total number of outstanding shares of Preferred Stock, the holders of shares of Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them if all such outstanding shares were redeemed in full. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

Section 7.    Conversion.

(a)    Conversion at Option of Holder. If, following the date when Shareholder Approval (as defined in the Transaction Agreement) has been obtained, any portion of the Redemption Price has not been paid by the Corporation on any Redemption Date, the Holder may, at its option, elect to convert each share of Preferred Stock plus accrued, but unpaid dividends thereon, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price in effect on the Conversion Date; provided, however, that in lieu of such conversion and before giving effect thereto, the Corporation may elect to bring current the redemption payments payable under Section 6 above. The "Conversion Price" shall initially be equal to $0.04. Such initial Conversion Price, and the rate at which shares of Preferred Stock plus accrued, but unpaid dividends thereon, may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(b)    Mechanics of Conversion. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. As soon as practicable after the Conversion Date, the Corporation shall issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 7(d) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion (if applicable) and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of its preferred stock accordingly.

(c)    Inability to Reserve Shares Issuable Upon Conversion. The Holder acknowledges that the Corporation does not have sufficient Common Stock authorized under its articles of incorporation to issue to the Holder the Conversion Shares issuable to the Holder upon conversion of the Preferred Stock. The Corporation covenants that it will use commercially reasonable efforts to obtain Shareholder Approval (as defined in the Transaction Agreement), as soon as practicable, such that the Corporation will be able to reserve sufficient shares of Common Stock for the purpose of issuance upon conversion of the Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(d)    Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(e)    Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involving the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 8.    Adjustments.

(a)Stock Dividends and Stock Splits. If the Corporation, at any time while the Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of the Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Redemption Price and the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 8(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)Fundamental Transaction. If, at any time while the Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a "Fundamental Transaction"), then, upon any subsequent conversion of the Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation on the conversion of the Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation on the conversion of the Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders' right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the Settlement Agreement in accordance with the provisions of this Section 8(b).

(c)Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 11100th of a share, as the case may be. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(d)	Notice to the Holders.

(i)    Adjustments. Whenever the Redemption Price and the Conversion Price are adjusted pursuant to any provision of this Section 8, the Corporation shall promptly deliver to each Holder a notice setting forth the Redemption Price and the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)    Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or. substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of its subsidiaries, the Corporation shall simultaneously file such notice with the United States Securities and Exchange Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 9.    Miscellaneous.

(a)    Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation at 3355 Bee Caves Road, Suite 608, Austin, TX 78746, Attention Kenny Hill, facsimile number (866) 234-9806, e-mail address Kenny@vyey.com, or such other facsimile number, e-mail address, or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address, or address of such Holder appearing on the books of the Corporation, or if no such facsimile number, e-mail address, or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Settlement Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or e-mail prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)    Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)    Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation or the Transfer Agent.

(d)    Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(e)    Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f)    Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g)    Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h)    Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Settlement Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Preferred Stock.

*********************

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert the number of shares of Series D Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the "Common Stock"), of Victory Energy Corporation, a Nevada corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date of Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:
Applicable Conversion Price:

Number of shares of Preferred Stock subsequent of Conversion:

Address for Delivery:
             Or DWAC Instructions (if can be sold without restriction under Rule 144):

Broker no:

Account no:

[HOLDER]

By :
Name:
Title: